Exhibit 99.1

27 February 2017
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

KWE fulfils payment of investment management fee

Further to the announcement on 24 February 2017, Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in real estate across the UK, Ireland, Spain and Italy, announces that 194,937 existing ordinary shares of KWE have been purchased and awarded to KW Investment Management Ltd. (the "Investment Manager").
These shares contribute towards the full payment and satisfaction of the share element of the management fee for the quarter ended 31 December 2016 (pursuant to the terms of the Investment Management Agreement dated 25 February 2014, as amended, and entered into between the Investment Manager and KWE).
Following this transaction, there is no change in the issued ordinary share capital of the Company. As at 27 February 2017, the Company's share capital consists of 126,133,407 ordinary shares at no par value (the "Ordinary Shares"), with each Ordinary Share caring the right to one vote.
-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7429 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate across the UK, Ireland, Spain and Italy. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson
Kennedy Wilson Europe Real Estate Plc is externally managed by a wholly-owned Jersey incorporated subsidiary of Kennedy-Wilson Holdings, Inc.
Kennedy-Wilson Holdings, Inc. (NYSE:KW) is a global real estate investment company. KW owns, operates, and invests in real estate both on its own and through its investment management platform. KW focuses on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement KW's investment business, it also provides real estate services primarily to financial services clients. For further information on Kennedy Wilson, please visit www.kennedywilson.com